December 1, 2003

Aames Capital Corporation and Aames Funding Corporation

350 S. Grand Avenue, 42nd FloorLos
Angeles, California 90071Attn:
Jon Van Deuren

Re: Commitment Letter for Revolving Credit and Security Agreement

Ladies and Gentlemen:

        This Commitment Letter is made and entered into, as of the date set forth above, by and between Countrywide Warehouse Lending (“Lender”), Aames Capital Corporation and Aames Funding Corporation (collectively “Borrower”). This Commitment Letter supplements the Revolving Credit and Security Agreement (the “Agreement”) by and between Lender and Borrower. In the event there exists any inconsistency between the Agreement and this Commitment Letter, the latter shall be controlling notwithstanding anything contained in the Agreement to the contrary. All capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Agreement. This Commitment Letter supercedes all previous Commitment Letter and amendments as of the Effective Date.

Effective Date:	December 1, 2003

Aggregate Credit Limit:	Aggregate Credit Limit: $200,000,000

Financial Covenants:	The ongoing availability of the Agreement is subject to the maintenance of the following financial covenants:

(a) Minimum Tangible Net Worth: Maximum required by all other warehouse or debt facilities or $160,000,000 for Borrower and $34,000,000 for Guarantor through
December 31, 2003 and $60,000,000 thereafter;

(b) Minimum Over/Under Account Balance: $250,000 (Borrower to be entitled to interest thereon at LIBOR);

(c) Minimum Liquidity: Borrower to maintain at all times cash or Cash Equivalents, in a minimum amount not to be less than $5,000,000 with respect to Borrower or
$17.5 million with respect to Guarantor.

(d) Maximum ratio of Total Liabilities and Warehouse Debt (Warehouse Debt is inclusive of outstandings on warehouse lines, repurchase facilities or other off
balance sheet financing to Tangible Net Worth: 5.5:1
with respect to Borrower and 12.0:1 with respect to
Guarantor.

(e) Net Income: Guarantor shall show positive pre-tax net income, on a rolling 2-quarter basis.

Advance Request Deadline (upon receipt by Lender of all

requirements):	2:00 p.m. (Pacific time). Borrower to provide notice to Lender by 12:00 PM, PST, in the event more than $5 million will be funded after 1:00 PM PST.

Deadline for daily receipt of funds and Purchase Advises by Lender:	1:00 p.m. (Pacific time).

Commitment Fee:	As set forth in that certain letter agreement dated December 1, 2003 by and among Lender and Borrower.

Eligible Loan:	Prior to each Advance and for so long as a mortgage loan is pledged to Lender, each such mortgage loan will satisfy Lender's eligibility criteria, including, but not limited to:

(a) Each mortgage loan will be in compliance with all representations and warranties contained in the Loan Documents (defined below);

(b) No mortgage loan will be more than 30 days past its original funding date unless i.) Borrower has engaged Countrywide Securities Corporation as either a lead or co-lead manager on a securitzation or a whole trade commitment with Countrywide Securities Corporation or affiliates or ii.) Borrower has notified Lender in advance and Lender has acknowledged, a rewarehousing transaction; no loan will be contractually delinquent more than 59 days, loans with first payment made greater than 45 days past the scheduled payment date will be reduced to zero;

(c) No mortgage loan will be subject to either HOEPA requirements or any similar state or local "high cost" law or regulation;

With respect to loans in Tranche F the following additional criteria apply:

(d) Each mortgage loan will conform in all material respects to Borrower's underwriting guidelines, which shall be provided to, and approved by, Lender;

(e) No more than 5% of the aggregate outstanding balance will consist of mortgage loans with a manufactured dwelling property type and no such mortgage loan will have an LTV in excess of 85%;

(f) No more than 5% of the aggregate outstanding balance will consist of mortgage loans having credit grades of C- or D;

(g) No loan shall have a FICO score, on the primary borrower, of less than 500;

(h) No mortgage loan shall have an LTV or CLTV in excess of 100%;

(i) No more than 5% of the aggregate outstanding balance will consist of mortgage loans that are stated income investment property;

(j) No loan shall have an overall debt-to-income ratio in excess of 55.0%;
There will be no adverse selection with respect to mortgage loans delivered hereunder and that the characteristics with respect to, but not limited to, note rate distribution, LTV, loan grade, credit score and geographic distribution shall be consistent with the characteristics of Borrower's overall loan production.

Maximum Individual Closing Agent Dry Loan Limit:	20% of the Borrower's Tangible Net Worth as defined by HUD.

Maximum Individual Closing Agent Wet Loan Limit:	10% of the Borrower's Tangible Net Worth as defined by HUD.

Reporting requirements:	Financial Reports: Borrower and Guarantor to provide Lender with Interim financials together with all other financial information requested by Lender with sufficient detail as to unconsolidated/consolidated financials for Borrower and Guarantor, no more than thirty (30) days following the last day of the previous month end and forty-five (45) days following the last day of the previous month end with respect to each quarter end. Borrower to provide Lender with audited financials together with all other financial information requested by Lender no more than ninety (90) days following the last day of the fiscal year.

Borrower will provide Lender an electronic data format by the 15th day following month end of detailed loan servicing data sufficient to determine loan performance, and any additional data as may be requested from time to time, of mortgage loans financed with Lender (data elements to be agreed upon).

Reimbursement of Expenses:	Borrower shall reimburse Lender for certain out-of-pocket expenses under the following circumstances:

(a) Breakup Fee: In the event terms are accepted, approved by Lender, and Borrower does not close this facility, Borrower agrees to pay Lender for all reasonable costs including, but not limited to, legal fees, travel expenses, and all other costs related to the negotiation, credit approval and documentation of this facility. Borrower and Lender agree that such expenses shall be determined to be $10,000 for the purposes of this transaction unless expressly modified in writing by both parties. Such funds will be payable within 15 days of receipt of an invoice from Lender.; and

(b) Legal and Due Diligence Fee: $7,500 payable at the acceptance of this termsheet. Borrower to reimburse Lender on a quarterly basis for all direct expenses incurred in connection with any ongoing due diligence or monitoring under the facility.

Fees and Expenses:	Borrower to pay Lender the following fees and expenses in connection with the Credit Facility:

(a) Wire Fees: $10 for all wire transfer.
(b) Shipment Fees: $5.50 (no fee for shipment to CHL).
(c) Other Fees: As set forth in Schedule 1 hereto.

Guarantors:	Aames Financial Corporation

Securitization Commitment:	As set forth in that certain letter agreement dated December 1, 2003 by and among Lender and Borrower.

Miscellaneous:	Borrower nor Guarantor shall not pay dividends and otherwise will subordinate dividends to Lender during the term of the facility. Payment of dividends will not include ordinary and necessary business and administrative expenses, which are paid for the direct benefit of Borrower or Guarantor for which either seeks reimbursement from the other.

Borrower to maintain warehouse facilities with other lenders in a minimum aggregate amount of $600,000,000 with at least $200,000,000 being committed.

Borrower may rewarehouse Advances on Lender's warehouse line to another warehouse provider, so long as the outstanding Advances on Lender's warehouse line are greater than or equal to 60% of the Aggregate Credit Limit, and such rewarehousing of loans to another warehouse provider shall not cause Borrower's outstanding Advances to be less than 60% of the Aggregate Credit Limit.

Please acknowledge your agreement to the terms and conditions of this Commitment Letter by signing in the appropriate space below and returning a copy of the same to the undersigned. Facsimile signatures shall be deemed valid and binding to the same extent as the original.

Sincerely,

Countrywide Warehouse Lending

By: _________________
Thomas C. Williams
President

Agreed to and Accepted by:

Aames Funding Corporation

By: _________________
Name
Title

Aames Capital Corporation

By: _________________
Name
Title

SCHEDULE 1 (Collateral)

	Tranche Sublimit	Margin over 30 day LIBOR	Advance Rate(A)	Maximum Dwell Time	Fees	Commitment Requiremts
Tranche F: Subprime Mortgage Loan (1st mortgages, maximum loan amount of $600,000 for a 1st mortgage)	100%	0.95% Dry	Lower of Par; or 97% of MTM; or 97% of Commitment Price	120 days	$12.50	Lender to Approve Underwriting Guidelines
		1.75% Wet

Tranche G: Closed-End Second Lien Mortgage Loans	Lesser of 10% of outstandings or $5 million	0.95% Dry	Lower of Par; or 97% of MTM; or 97% of Commitment Price	120 days	$12.50	Lender to Approve Underwriting Guidelines
		1.75% Wet

Tranche I: Subprime Mortgage Loans (1st or 2nd mortgages)	100%	0.95% Dry	Lower of Par; or 97% of MTM; or 97% of Commitment Price	120 days	$12.50	(1) Below
		1.75% Wet

Tranche J: Noncompliant Mortgage Loans	5% of line amount, not to exceed 10% of the outstanding aggregate balance of the facility	2.75 over the margin previously in effect	See schedule 2	Additional 30 days	$25 min,. additional funds as required

Wet Mortgage Loans	20% (35% during last 2 and first 5 business days of the month)		Lender reserves the right to reduce the Advance rate to zero on wet Advances beyond the wet dwell days.	7 business days	Deficiency Fee, $15 per day
(1)	Countrywide Securities Corporation must be engaged as either a lead or co-lead manager on a securitization transaction. Tranche must be clear of loans following each securitization, Lender may reduce advance amount to zero ($0) on any remaining assets. Loans are ineligible to transfer to Tranche F or G.

(A) Advances are calculated by multiplying the Advance Rate by the lower of par, takeout price, or current market price.

Schedule 1 Continued

o	All fundings are to the closing table or from approved warehouse lender.

o	All dwell times and agings are calculated from loan creation date.

o	Aging Maintenance Requirement – Lender will apply the following formula to the collateral base at any time, but not less than monthly or when investor settlements occur. Aging Maintenance Requirements will exclude loans in Tranche I.

[Loan Aging	(% of Outstandings)	times	Factor

0 to 30 days	____ %	times	3% = X%

31-59 days	No adjustment required

60 + days	____ %	times	-15% = Y%
Sum%

If negative, Sum % shall be multiplied by Outstandings and such funds shall be added to the Required Minimum Over/Under account within two days.

Schedule 2

Tranche J (Applicable to dry advances only)

Days Outstanding	Reduction in Advance Rate
121 to 150 Days	10%

Investor Rejects	25%